NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

ADMINISTRATION AGREEMENT

CLASS S SHARES

SCHEDULE A

The Class S Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement and the dates such Portfolios were added to this Agreement are as follows:

Fasciano Portfolio	November 3, 2003
Focus Portfolio	November 3, 2003
Guardian Portfolio	November 3, 2003
International Portfolio	November 3, 2003
Mid-Cap Growth Portfolio	November 3, 2003
Real Estate Portfolio	November 3, 2003
High Income Bond Portfolio	June 10, 2004
Regency Portfolio	December 15, 2004

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

ADMINISTRATION AGREEMENT

CLASS S SHARES

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

          (1)    The following percentage per annum of the average daily net assets attributable to the Class S Shares of each Portfolio:

Fasciano Portfolio	0.30%
Focus Portfolio	0.30%
Guardian Portfolio	0.30%
International Portfolio	0.30%
Mid-Cap Growth Portfolio	0.30%
Real Estate Portfolio	0.30%
High Income Bond Portfolio	0.30%
Regency Portfolio	0.30%

          (2)    Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED: December 15, 2004